EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

magicJack VocalTec Ltd. and Subsidiaries
Netanya, Israel

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-171771) and Form F-3 ( No 333-169659 and 333-172471) of magicJack VocalTec Ltd. and Subsidiaries of our reports dated April 2, 2013, relating to the consolidated financial statements and the effectiveness of magicJack VocalTec, Ltd.’s internal control over financial reporting, which appear in this Form 10-K.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012.

/s/ BDO USA, LLP
Certified Public Accountants
West Palm Beach, Florida

April 2, 2013